Exhibit 5.1

August 8, 2025

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel to The Bancorp, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed offering and sale of $200,000,000 aggregate principal amount of the Company’s Senior Notes due 2030 (the “Securities”). The Securities will be issued under an Indenture dated as of August 13, 2020 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement, the Base Indenture, the proposed form of Supplemental Indenture, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that when the Securities are executed by duly authorized officers of the Company as provided in the Indenture, and the Securities are duly authenticated by the Trustee and are delivered by the Company against receipt of the purchase price therefor as described in the Registration Statement, the Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following limitations and qualifications:

The Bancorp, Inc.

August 8, 2025

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. The opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP